Exhibit 15

February 3, 2012

Applied Industrial Technologies, Inc.

One Applied Plaza

Euclid Avenue at East 36th Street

Cleveland, Ohio 44115

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Applied Industrial Technologies, Inc. and subsidiaries for the three-month periods ended September 30, 2011 and 2010, and have issued our report dated November 2, 2011 and for the three- and six-month periods ended December 31, 2011, and 2010, and have issued our report dated February 2, 2012. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended September 30, 2011 and December 31, 2011, are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Cleveland, Ohio